SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement	☐ Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2)).
☒ Definitive Proxy Statement.

☐ Definitive Additional Materials.

☐ Soliciting Material pursuant to §240.14a-11(c) of §240.14a-12

Filing by:

ODYSSEY RE HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)

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☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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March 22, 2004

Dear Stockholder:

      You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Odyssey Re Holdings Corp. (“OdysseyRe”), a Delaware corporation, to be held on Wednesday, April 21, 2004 at The Yale Club, 50 Vanderbilt Avenue, New York, New York. The Annual Meeting will commence at 9:00 a.m. (EST).

      At the Annual Meeting, you will be asked to consider and vote upon the election of seven directors. The attached Proxy Statement presents the details of this proposal.

      Your participation and vote are important. The election of the seven directors will not be effected without the affirmative vote of at least a majority of the outstanding common stock present and voting at the Annual Meeting.

      For further information regarding the matter to be voted on at the Annual Meeting, I urge you to carefully read the accompanying Proxy Statement, dated March 22, 2004. If you have questions about this proposal or would like additional copies of the Proxy Statement, you should contact Donald L. Smith, Senior Vice President, General Counsel and Corporate Secretary of OdysseyRe, 140 Broadway, 39th Floor, New York, New York 10005, telephone (212) 978-4700.

Sincerely,

Andrew A. Barnard
President and Chief Executive Officer

The accompanying Proxy Statement is dated March 22, 2004 and is first being mailed to stockholders on or about March 22, 2004.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 21, 2004

To the stockholders of

  ODYSSEY RE HOLDINGS CORP.:

      NOTICE IS HEREBY GIVEN that the 2004 annual meeting of stockholders (the “Annual Meeting”) of Odyssey Re Holdings Corp. (“OdysseyRe”), a Delaware corporation, will be held on Wednesday, April 21, 2004 at The Yale Club, 50 Vanderbilt Avenue, New York, New York. The Annual Meeting will commence at 9:00 a.m. (EST), for the following purposes:

•	to elect seven directors, each to serve until the next annual meeting of stockholders; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

      Only stockholders of record at the close of business on March 5, 2004 are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available at OdysseyRe’s corporate headquarters, located at 140 Broadway, 39th Floor, New York, New York 10005, during ordinary business hours for the ten day period prior to the Annual Meeting.

      All stockholders are cordially invited to attend the Annual Meeting and vote in person. However, to ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person, even though he or she has previously returned a proxy.

By Order of the Board of
Directors of Odyssey Re Holdings Corp.

Donald L. Smith
Senior Vice President, General Counsel
and Corporate Secretary
New York, New York
March 22, 2004

YOUR VOTE IS IMPORTANT

      In order to ensure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

Proxy Statement

Information Concerning Solicitation and Voting

General

      This Proxy Statement is being furnished by our board of directors to holders of our common stock, par value $0.01 per share, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of our stockholders (the “Annual Meeting”) to be held on April 21, 2004, at The Yale Club, 50 Vanderbilt Avenue, New York, New York, commencing at 9:00 a.m. (EST), and at any adjournment or postponement thereof. The purposes of the Annual Meeting are set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders.

      Our complete mailing address is Odyssey Re Holdings Corp., 140 Broadway, 39th Floor, New York, New York 10005, and our telephone number is (212) 978-4700.

      This Proxy Statement and the accompanying form of proxy are first being mailed to our stockholders on or about March 22, 2004.

Stockholders Entitled to Vote; Vote Required

      Our board of directors fixed the close of business on March 5, 2004 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Accordingly, only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were outstanding and entitled to vote 64,996,166 shares of common stock, constituting all of our voting stock. A plurality of the shares present in person or represented by proxy at the meeting, entitled to vote in the election and actually cast, will elect the seven directors. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for 10 days prior to the Annual Meeting during ordinary business hours at our headquarters, located at 140 Broadway, 39th Floor, New York, New York 10005. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

      Shares of our common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares which abstain from voting, and shares held by a broker nominee in “street name” that indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists, but will not be considered as votes cast and, accordingly, will have no effect on the outcome of the vote with respect to a particular matter.

      This Proxy Statement is being furnished to you in connection with the solicitation of proxies by, and on behalf of, our board of directors for use at the Annual Meeting, and is accompanied by a form of proxy.

      All shares of our common stock that are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and that have not been revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted as recommended by our board of directors.

      If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn such Annual Meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to us before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent to Odyssey Re Holdings Corp., 140 Broadway, 39th Floor, New York, New York 10005, Attention: Corporate Secretary, or hand delivered to our Corporate Secretary at or before the taking of the vote at the Annual Meeting.

      We will pay the cost of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited from our stockholders by our directors, officers and employees in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith.

      If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on the enclosed proxy. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold our stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option. If you previously elected to receive annual reports and proxy statements electronically, please visit www.odysseyre.com and access the “Investor Info” section of the website.

Proposal — Election of Directors

Election of Directors

      Pursuant to our Certificate of Incorporation, holders of shares of our common stock are entitled to elect the members of our board of directors. The following individuals are currently members of our board of directors.

V. Prem Watsa

James F. Dowd
Andrew A. Barnard
Frank B. Bennett
Anthony F. Griffiths
Robbert Hartog
Brandon W. Sweitzer

      Our board of directors has nominated each of the directors named above for an additional term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the re-election of the directors, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the board of directors.

Information Concerning Nominees

      Seven directors are to be elected to our board of directors at the Annual Meeting, each to serve until the annual meeting in 2005. Each of the nominees, except Frank B. Bennett (elected April 2003) and Brandon W. Sweitzer (appointed September 2002), named below has served as one of our directors since our incorporation in March 2001.

Name	Age	Principal Occupation and Business Experience

V. Prem Watsa	53	V. Prem Watsa is the Chairman of our board of directors. Mr. Watsa has served as Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited since 1985 and as Vice President of Hamblin Watsa Investment Counsel Ltd. since 1985. He formerly served as Vice President of GW Asset Management from 1983 to 1984 and Vice President of Confederation Life Investment Counsel from 1974 to 1983. Mr. Watsa is a resident of Toronto, Ontario, Canada.

James F. Dowd	62	James F. Dowd is Vice Chairman of our board of directors. Mr. Dowd has served as President and Chief Executive Officer of Fairfax Inc., and Chairman of FFHL Group Ltd., each a holding company subsidiary of Fairfax Financial Holdings Limited, since January 1998. Mr. Dowd has served as the Chairman of Lindsey Morden Group Inc. since December 2001. Mr. Dowd served as Chairman of the Board and Chief Executive Officer of Odyssey Reinsurance Corporation (“ORC”) from July 1996 to December 1997, and as President, Chairman and Chief Executive Officer from August 1995 to September 1996. Mr. Dowd served as Chairman of the Board and Chief Executive Officer of Willis Faber North America, Inc. from February 1993 to May 1995. He also served in various executive positions including Chairman of the Board, President and Chief Executive Officer of Skandia America Corporation and Skandia America Reinsurance Corporation from December 1971 to October 1992. He is a member of the board of directors of Odyssey America Reinsurance Corporation, Clearwater Insurance Company (formerly known as ORC), Hudson Insurance Company and Hudson Specialty Insurance Company. Mr. Dowd has over 30 years of experience in the insurance business. Mr. Dowd is a resident of New Canaan, Connecticut.

Name	Age	Principal Occupation and Business Experience

Andrew A. Barnard	48	Andrew A. Barnard is our President and Chief Executive Officer and also one of our directors. Mr. Barnard served as President, Chief Executive Officer and director of Odyssey Re Group Ltd. (now known as FFHL Group Ltd.), one of our parent companies, from January 1998 to June 2001. He also served as President and Chief Executive Officer of Odyssey Reinsurance Corporation (“ORC”) from January 1998 to April 1999 and President and Chief Operating Officer of ORC from July 1996 to December 1997. Mr. Barnard currently serves as Chairman of the Board and Chief Executive Officer of Odyssey America Reinsurance Corporation and Clearwater Insurance Company (formerly known as ORC), and as Chairman of the Board of Hudson Insurance Company and Hudson Specialty Insurance Company. Mr. Barnard has 25 years of experience in the reinsurance business. Before joining us, Mr. Barnard served as Executive Vice President, Chief Underwriting Officer and a director of Transatlantic Holdings from 1989 to 1996; Vice President of Reliance Reinsurance from 1985 to 1989; and Assistant Vice President of Skandia Group from 1977 to 1985. Mr. Barnard is a resident of Ardsley, New York.

Name	Age	Principal Occupation and Business Experience

Frank B. Bennett	47	Frank B. Bennett is a member of our board of directors and a director of Fairfax Financial Holdings Limited. Since 2002, Mr. Bennett has been a director of Vicom, Inc., a publicly-held telecommunications and media services company, where he serves on the Audit Committee. Since 1988, Mr. Bennett has been President of Artesian Capital, a private equity investment company. From 1996 through 1999, Mr. Bennett was co-founder, Chairman and Chief Executive Officer of One Call Telecom, Inc., a private telecom carrier. Mr. Bennett has served as a director of several privately held companies from 1990 through 2001 including Integ, Incorporated, which was privately held from 1992 through 1996 and publicly held from 1996 through 2001. Beginning in 1996, Mr. Bennett served on the Audit Committee of Integ, Incorporated until its merger in 2001 with Inverness Medical, Inc. Mr. Bennett has also held various executive level positions at Mayfield Corp. and Piper, Jaffray Companies, Inc. Mr. Bennett is a resident of Long Lake, Minnesota. Mr. Bennett currently serves on our Audit and Compensation Committees.

Anthony F. Griffiths	73	Anthony F. Griffiths is a member of our board of directors and a director of Fairfax Financial Holdings Limited (“Fairfax”). Mr. Griffiths is currently an independent business consultant and corporate director. Mr. Griffiths became the Chairman of Mitel Corporation, a telecommunications company, in 1987 and also assumed the positions of President and Chief Executive Officer in addition to that of Chairman from 1991 to 1993. He is currently a director of various operating subsidiaries of Fairfax and of Alliance Atlantis Communications Inc., Leitch Technology Corporation, ShawCor Ltd., Vitran Corporation and Russel Metals Inc. Mr. Griffiths is a resident of Toronto, Ontario, Canada. Mr. Griffiths currently serves on our Audit and Compensation committees.

Name	Age	Principal Occupation and Business Experience

Robbert Hartog	85	Robbert Hartog is a member of our board of directors and a director of Fairfax Financial Holdings Limited (“Fairfax”). Mr. Hartog has been President of Robhar Investments Limited, a private investment company, for the past seven years. He is a director of various operating subsidiaries of Fairfax as well as Russel Metals Inc. Mr. Hartog is a resident of Perkinsfield, Ontario, Canada. Mr. Hartog currently serves on our Audit and Compensation committees.

Brandon W. Sweitzer	61	Brandon W. Sweitzer is a member of our board of directors. Mr. Sweitzer is a member and a director of the Chamber of Commerce of the United States and is Senior Advisor to the President and CEO of that organization. Mr. Sweitzer became Chief Financial Officer of Marsh Inc. in 1981, and was President from 1999 through early 2001. Mr. Sweitzer also served as President and CEO of Guy Carpenter & Company from 1996 to 1999. He currently serves on the boards of Save the Children, U.S.A. and the Cordell Hull Institute. Mr. Sweitzer is a resident of New Canaan, Connecticut. Mr. Sweitzer currently serves on our Audit and Compensation committees.

Information Concerning Executive Officers

      Information concerning Andrew A. Barnard, our President and Chief Executive Officer and one of our directors, is contained in the section captioned “Information Concerning Nominees” in this Proxy Statement. Charles D. Troiano has served as OdysseyRe’s Executive Vice President and Chief Financial Officer since October 2001. Each of Mr. Barnard and our other officers described below has served OdysseyRe in his current position since our incorporation in March 2001.

Name	Age	Principal Occupation and Business Experience

Michael G. Wacek	48	Executive Vice President: Mr. Wacek has served as President of Odyssey America Reinsurance Corporation (“Odyssey America”) and Clearwater Insurance Company, formerly known as Odyssey Reinsurance Corporation (“Clearwater”) since September 2001. Before that time, he was President and Chief Executive Officer of Odyssey America since February 1998 and of Clearwater since April 1999. He currently serves as a director of Odyssey America, Clearwater, Hudson Insurance Company and Hudson Specialty Insurance Company. Mr. Wacek began his career in the insurance and reinsurance industry in June 1978. Before joining us, Mr. Wacek was employed by St. Paul Reinsurance Company Ltd., most recently as the Managing Director, from 1989 to 1998, prior to that by E.W. Blanch Company from 1984 to 1988, most recently as Senior Vice President, and at St. Paul Fire & Marine Insurance from 1978 to 1984, most recently as Assistant Actuary. Mr. Wacek is a resident of Greenwich, Connecticut.

Name	Age	Principal Occupation and Business Experience

Charles D. Troiano	54	Executive Vice President and Chief Financial Officer: Mr. Troiano serves as Executive Vice President, Chief Operating Officer and director of both Odyssey America Reinsurance Corporation (“Odyssey America”) and Clearwater Insurance Company, formerly known as Odyssey Reinsurance Corporation (“Clearwater”). He also serves as a director of Newline Underwriting Management Limited and Hudson Specialty Insurance Company. Mr. Troiano served as Chief Executive Officer of Gerling Global Reinsurance Corporation of America from 1997 to 2001. Prior to that he served as Senior Vice President and Chief Financial Officer of Munich American Reinsurance Company in New York. Mr. Troiano, a certified public accountant, began his career in 1975 with Coopers & Lybrand. Mr. Troiano is a resident of Briarcliff Manor, New York.

Anthony J. Narciso, Jr.	57	Senior Vice President and Controller: Since April 1999 Mr. Narciso has served as Senior Vice President and Chief Financial Officer of Odyssey America Reinsurance Corporation (“Odyssey America”) and Clearwater Insurance Company, formerly known as Odyssey Reinsurance Corporation, (“Clearwater”). He served as Senior Vice President and Controller of Clearwater, from May 1993 to April 1999. Since October 2003, he has served as Senior Vice President, Chief Financial Officer and as a director of Hudson Specialty Insurance Company. Mr. Narciso has 34 years of experience in the insurance and reinsurance business. Before joining us, Mr. Narciso served as Assistant Vice President and Assistant Comptroller of The Continental Corporation from 1981 to 1982, Controller of Continental Reinsurance Corp. from 1977 to 1981, Secretary of Interemco Inc. from 1975 to 1977, and Chief Corporate Accountant of Midland Insurance Company from 1971 to 1975. Mr. Narciso is a resident of Kings Park, New York.

Name	Age	Principal Occupation and Business Experience

Donald L. Smith	57	Senior Vice President, General Counsel and Corporate Secretary: Mr. Smith has served as Senior Vice President, General Counsel and Corporate Secretary of Odyssey America Reinsurance Corporation (“Odyssey America”) since September 1999. He has served as Senior Vice President, General Counsel and Corporate Secretary of Clearwater Insurance Company, formerly known as Odyssey Reinsurance Corporation (“Clearwater”) since September 1999. Prior to that Mr. Smith served as Vice President, General Counsel and Corporate Secretary of Clearwater from April 1997 to September 1999, and Vice President and Assistant General Counsel from 1995 to April 1997. He has served as a director of Odyssey America since September 1999 and a director of Clearwater since April 1997. He has served as a director, Vice President, General Counsel and Corporate Secretary of Hudson Insurance Company since April 1997 and as director, Senior Vice President, General Counsel and Corporate Secretary of Hudson Specialty Insurance Company since October 2003. Before joining us, Mr. Smith was an attorney in private practice in New York City. A graduate of The University of Chicago Law School, Mr. Smith is a member of the New York State Bar Association. Mr. Smith is a resident of New Canaan, Connecticut.

Board of Directors’ Committees and Meetings

      Our board of directors met five times and acted by unanimous written consent five times during fiscal year 2003. During fiscal year 2003, none of our current directors attended fewer than 75 percent of the aggregate of the total number of meetings held by our board of directors and the total number of meetings held by all committees of the board of directors on which each such director served. Our board of directors has an audit committee and a compensation committee. Our board of directors does not have a nominating committee.

Controlled Company Status

      Fairfax Financial Holdings Limited (“Fairfax”) beneficially owns approximately 80% of our common stock. We are a “controlled company” within the rules of the New York Stock Exchange (the “NYSE”). In accordance with a provision in the NYSE rules for controlled companies, we have therefore elected not to have specific nominating and corporate governance committees.

      Our board of directors performs similar functions to nominating and corporate governance committees. Our entire board of directors participates in the consideration of director candidates. Our board of directors, in consultation with our majority stockholder, Fairfax, identifies and evaluates director candidates. Factors that our board of directors considers in evaluating director candidates include whether the candidate will act in the best interests of OdysseyRe and its stockholders as a whole, expertise and experience in the insurance industry, and financial and accounting experience. Messrs. Bennett, Griffiths, Hartog and Sweitzer are independent, as independence is defined in the listing standards of the NYSE. Our board of directors does not have a policy with regard to the consideration of director candidates recommended by stockholders, but would consider candidates recommended by stockholders. Our board of directors does not have such a policy because we are a controlled company, and we do not expect to receive a significant number of director candidates recommended by stockholders. In the case of director candidates recommended by stockholders, our board of directors would evaluate such candidates using the factors described above.

      Our board of directors does not have a process for stockholders to send communications to the entire board of directors; however, stockholders may communicate with our independent directors in accordance with procedures described on our website, www.odysseyre.com.

Directors’ Compensation

      Our four non-employee directors are compensated annually with a cash retainer in the amount of $25,000, plus $750 per board meeting attended and their reasonable travel expenses pertaining to each attendance. In addition, members of our audit committee receive a cash retainer of $750 per committee meeting attended if held separately from the board of directors meeting. Each non-employee director who is first elected or appointed to the board of directors also receives a one-time grant of 5,000 stock options to purchase shares of our common stock. The stock options will have an exercise price that is at least equal to the closing price of a share of our common stock on the date of grant and will vest in four equal installments on each of the first four anniversaries following the date of grant.

Audit Committee

      Our board of directors has established an audit committee comprised of directors who are independent of our management and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as audit committee members. Our audit committee met five times during fiscal year 2003. The audit committee’s primary responsibilities include: engaging independent accountants; appointing the chief internal auditor; approving independent audit fees; reviewing quarterly and annual financial statements, audit results and reports, including management comments and recommendations thereto; reviewing our system of controls and related policies, including those covering conflicts of interest and business ethics; evaluating reports of actual or threatened litigation; considering significant changes in accounting practices; and examining improprieties or suspected improprieties, with the authority to retain outside counsel or experts. Our audit committee is currently comprised of Frank B. Bennett, Anthony F. Griffiths, Robbert Hartog and Brandon W. Sweitzer. The members of the audit committee are independent, as independence is defined in the listing standards of the NYSE.

Audit Committee Financial Expert

      Our board of directors has determined that Robbert Hartog, who serves on our audit committee, is an audit committee financial expert within the meaning of Item 401 of Regulation S-K under the Securities Act of 1933. Robbert Hartog is independent, as independence is defined in the listing standards of the NYSE.

Compensation Committee

      Our board of directors has established a compensation committee comprised of directors who are independent of our management and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as committee members. Our compensation committee met once and acted by unanimous written consent three times during fiscal year 2003. The compensation committee’s primary responsibilities include administering, reviewing and making recommendations to our board of directors regarding our 2002 stock incentive plan, restricted share plan, stock option plan and long-term incentive plan and compensation to our officers, ensuring that they meet corporate, financial and strategic objectives. The compensation committee also establishes and reviews general policies relating to compensation of and benefits for our employees. Our compensation committee is currently comprised of Frank B. Bennett, Anthony F. Griffiths, Robbert Hartog and Brandon W. Sweitzer.

      Our board of directors may, from time to time, establish certain other committees to facilitate the management of OdysseyRe.

Code of Ethics for Senior Financial Officers

      We have adopted a code of ethics that applies to Andrew A. Barnard, our President and Chief Executive Officer, Charles D. Troiano, our Executive Vice President and Chief Financial Officer, and Anthony J. Narciso, Jr., our Senior Vice President and Controller. The code of ethics has been posted on our website, www.odysseyre.com.

Compensation of Executive Officers

      The following table sets forth certain summary compensation information for services rendered during each of the last three fiscal years by our Chief Executive Officer, and the four other most highly compensated executive officers, referred to as our named executive officers.

Summary Compensation Table

					Long-Term Compensation

	Annual Compensation					Securities
				Other Annual	Restricted Stock	Underlying	All Other
	Fiscal	Salary	Bonus	Compensation	Awards(2)	Options	Compensation(3)
Name and Principal Position	Year	($)	($)	($)(1)	($)	(#)	($)

Andrew A. Barnard	2003	$1,000,000	$750,000	—	$1,250,000	30,000	$86,123
President and Chief	2002	$1,000,000	$1,000,000	—	—	40,000	$61,950
Executive Officer	2001	$892,308	$500,000	—	$1,000,000	—	$51,183

Michael G. Wacek	2003	$450,000	$375,000	—	$350,000	12,000	$54,526
Executive Vice President	2002	$450,000	$450,000	—	—	15,000	$35,388
	2001	$450,000	$225,000	—	$400,000	—	$42,874

Charles D. Troiano	2003	$412,500	$350,000	—	$350,000	12,000	$45,356
Executive Vice President and	2002	$412,500	$412,500	—	—	15,000	$32,439
Chief Financial Officer	2001	$95,192	$100,000	—	$500,000	—	$4,560

Anthony J. Narciso, Jr.	2003	$240,146	$104,000	—	$40,000	6,000	$13,214
Senior Vice President and	2002	$219,666	$90,000	—	—	6,500	$10,667
Controller	2001	$211,702	$56,500	—	$200,000	—	$14,140

Donald L. Smith	2003	$251,106	$100,000	—	$60,000	8,000	$15,350
Senior Vice President,	2002	$215,733	$90,000	—	—	6,500	$8,407
General Counsel and	2001	$206,769	$43,500	—	$150,000	—	$11,955
Corporate Secretary

(1)	As required by regulation, perquisites and other personal benefits are only included in the “Other Annual Compensation” column where such items exceed the lesser of $50,000 or 10% of an executive officer’s salary and bonus.

(2)	Mr. Barnard held 117,988 shares of restricted stock granted under the Odyssey Re Holdings Corp. Restricted Share Plan (“Restricted Share Plan”), with a value of $2,660,629, as of the end of the 2003 fiscal year, of which 27,778 shares will become vested on June 14, 2006, 62,432 shares will become vested on September 1, 2006, and 27,778 shares will become vested on June 14, 2011. Mr. Barnard was granted 52,765 shares of restricted stock, with a value of $1,250,000, on February 6, 2004, of which 17,589 shares will become vested on February 6, 2005, 17,588 will become vested on February 6, 2006 and 17,588 will become vested on February 6, 2007. Mr. Wacek held 87,056 shares of restricted stock granted under the Restricted Share Plan, with a value of $1,963,113, as of the end of the 2003 fiscal year, of which 32,417 shares will become vested on March 26, 2004, 11,111 shares will become vested on June 14, 2006, 32,416 shares will become vested on March 26, 2009, and 11,111 shares will become vested on June 14, 2011. Mr. Wacek was granted 14,775 shares of restricted stock, with a value of $350,000 on February 6, 2004, of which 4,925 shares will become vested on February 6, 2005, 4,925 shares will become vested on February 6, 2006 and 4,925 shares will become vested on February 6, 2007. Mr. Troiano held 36,259 shares of restricted stock granted under the Restricted Share Plan, with a value of $817,640, as of the end of the 2003 fiscal year, of which 18,130 shares will become vested on October 1, 2006 and 18,129 shares will become vested on October 1, 2011. Mr. Troiano was granted 14,775 shares of restricted stock, with a value of $350,000, on February 6, 2004, of which 4,925 shares will become vested on February 6, 2005, 4,925 shares will become vested on February 6, 2006, and 4,925 shares will become vested on February 6, 2007. Mr. Narciso held 16,044 shares of restricted stock granted under the Restricted Share Plan, with a value of $361,792, as of the end of the 2003 fiscal year, of which 2,466 shares will become vested on October 1, 2004, 5,556 shares will become vested on June 14, 2006, 2,466 shares will become vested on October 1, 2009, and 5,556 shares will become vested on June 14, 2011. Mr. Narciso was granted 1,689 shares of restricted stock, with a value of $40,000, on February 6, 2004, of which 563 shares will become vested on February 6, 2005, 563 shares will become vested on February 6, 2006, and 563 shares will become vested on February 6, 2007. Mr. Smith held 12,035 shares of restricted stock granted under the Restricted Share Plan, with a value of $271,389, as of the end of the 2003 fiscal year, of which 1,851 shares will become vested on October 1, 2004, 4,167 shares will become vested on June 14, 2006, 1,850 shares will become vested on October 1, 2009, and 4,167 shares will become vested on June 14, 2011. Mr. Smith was granted 2533 shares of restricted stock, with a value of $60,000, on February 6, 2004, of which 845 shares will become vested on February 6, 2005, 844 will become vested on February 6, 2006, and 844 shares will become vested on February 6, 2007. Dividends will be paid on shares of restricted stock.

(3)	Certain amounts presented in this column represent matching contributions under the Odyssey America Reinsurance Corporation (Restated) Profit Sharing Plan, the Odyssey America Reinsurance Corporation 401(k) Excess Plan, and the Odyssey Re Holdings Corp. Employee Share Purchase Plan and premiums paid with regard to term life insurance. The following contributions were made during the 2003 fiscal year under the Profit Sharing Plan: Mr. Barnard received $6,667, Mr. Wacek received $6,667, Mr. Troiano received $6,667, Mr. Narciso received $6,667 and Mr. Smith received $6,667. The following contributions were made during the 2003 fiscal year under the Employee Share Purchase Plan: Mr. Barnard received $25,577, Mr. Wacek received $23,019, Mr. Troiano received $21,101 and Mr. Smith received $2,037. In addition, the following amounts were credited during the 2003 fiscal year under the Excess Plan: Mr. Barnard received $34,873, Mr. Wacek received $12,026, Mr. Troiano received $10,469, Mr. Narciso received $2,940 and Mr. Smith received $3,378. Premiums paid during the 2003 fiscal year with respect to term life insurance for the benefit of Mr. Barnard were $6,470; Mr. Wacek $3,564; Mr. Troiano $3,267; Mr. Narciso $1,902; and Mr. Smith $1,989.

Employment Agreements

      At April 1, 2001, we entered into an amended and restated employment agreement with Mr. Barnard, updating an employment agreement dated July 19, 1996 between Mr. Barnard and Fairfax. The agreement provides that Mr. Barnard will serve as our President and Chief Executive Officer until August 31, 2006. We have agreed that we or our operating subsidiaries will compensate Mr. Barnard with an annual base salary of $1 million, provide for his participation in the bonus pool, consisting of a designated portion of the underwriting profit in each underwriting year assuming certain pre-established performance criteria are satisfied, and if he remains an employee on August 31, 2006, ten years from his date of hire with Fairfax, a cash bonus of $6 million. Mr. Barnard may voluntarily terminate his employment by giving two years’ notice. We may terminate the employment of Mr. Barnard for cause at any time by written notice, subject to a cure period. In the event Mr. Barnard is terminated without cause or he resigns following a constructive termination (including, without limitation, a change in control), he will be entitled to receive a lump sum payment in an amount equal to his base salary for the month in which his termination of employment occurs and an amount equal to $43,750 multiplied by the number of months otherwise remaining in the employment term. Mr. Barnard will also be entitled to receive any amounts he has accrued in the bonus pool, a pro-rated portion of the cash bonus from the bonus pool, and a pro-rated portion of the $6 million cash bonus. Additionally, Mr. Barnard is subject to a confidentiality covenant of unlimited duration.

      We have also entered into employment agreements with Messrs. Wacek and Troiano. The employment agreements with Messrs. Wacek and Troiano provide that those individuals will serve as our Executive Vice President, and Executive Vice President and Chief Financial Officer, respectively. The agreements have two-year and three-year terms, respectively, and will automatically renew for additional twelve-month periods unless terminated by either party upon 60 days’ prior written notice. Mr. Wacek’s agreement was renewed for an additional twelve months on May 23, 2003. We have agreed that we or our operating subsidiaries will compensate those individuals with an annual base salary of $450,000 for Mr. Wacek and $412,500, for Mr. Troiano, and with a bonus pursuant to our long-term incentive plan under which they will each be eligible to receive a target cash bonus of 100% of base salary in the event certain pre-established performance criteria are satisfied. Mr. Troiano is entitled to receive a minimum bonus from the bonus plan of $150,000 for the year ended December 31, 2003.

      In the event either Messrs. Wacek or Troiano is terminated without cause (including, without limitation, if we do not renew their respective employment agreements), or if either Messrs. Wacek or Troiano resigns following a constructive termination (including, without limitation, a change in control), such executive will be entitled to receive his annual base salary, at the rate in effect on the date of such termination, for the greater of twelve months following his termination of employment or the remainder of the employment term, at such intervals as the same would have been paid had he remained employed. Messrs. Wacek and Troiano will also be entitled to receive any bonus that they are entitled to receive when the same would ordinarily be paid, which includes all amounts accrued under the bonus plan, and a pro-rated bonus for the year in which termination of employment occurred. In the event Mr. Wacek is terminated without cause (excluding, without limitation, if we do not renew the employment agreement), or if he resigns following a constructive termination, he will be entitled to receive a single sum cash payment that represents the pro-rated amount equal to the present value of the accrued benefit that he would have been entitled to receive under the Retirement Plan had he remained employed by us for the full fiscal year in which his termination of employment occurred and a tax gross-up for any income and employment taxes that would be due on such amounts. Additionally, Messrs. Wacek and Troiano are subject to confidentiality covenants of unlimited duration.

Option Grants In 2003 Fiscal Year

      The following table sets forth information concerning the options granted to our named executive officers in fiscal year 2003 under our 2002 Stock Incentive Plan.

					Potential Realizable
					Value at Assumed
	Individual Grants				Annual Rates of Stock
					Price Appreciation
		% of Total Options			for Option Term(3)
	Number of Securities	Granted to
	Underlying Options	Employees	Exercise or Base		5%	10%
Name	Granted(1)	in Fiscal Year(2)	Price ($/Sh)	Expiration Date	($)	($)

Andrew A. Barnard	30,000	10.00%	$19.65	May 20, 2013	$370,800	$939,600
Michael G. Wacek	12,000	4.00%	$19.65	May 20, 2013	$148,320	$375,840
Charles D. Troiano	12,000	4.00%	$19.65	May 20, 2013	$148,320	$375,840
Anthony J. Narciso, Jr.	6,000	2.00%	$19.65	May 20, 2013	$74,160	$187,920
Donald L. Smith	8,000	2.67%	$19.65	May 20, 2013	$98,880	$250,560

(1)	The stock options reported above were granted on May 20, 2003, vest in four equal installments on each of the first four anniversaries of the date of grant, and have a term of ten years.

(2)	Percentages are based on the total number of participants awarded options in 2003.

(3)	The use of such amounts and assumptions is not intended to be predictive of future appreciation in the price of our common stock.

Aggregated Option Exercises In 2003 Fiscal Year And Fiscal Year-End Option Values

      The following table sets forth additional information with respect to the named executive officers concerning the exercise of stock options during fiscal year 2003 and the unexercised stock options held as of the fiscal year ended December 31, 2003.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options
	Shares		Year-End (#)		at Fiscal Year End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Andrew A. Barnard	0	$0	10,000	60,000	$45,500	$223,500
Michael G. Wacek	0	$0	3,750	24,250	$17,063	$85,988
Charles D. Troiano	0	$0	3,750	24,250	$17,063	$85,988
Anthony J. Narciso, Jr	0	$0	1,625	10,875	$7,394	$39,581
Donald L. Smith	0	$0	1,625	12,875	$7,394	$45,381

(1)	All of the outstanding options were in-the-money as of December 31, 2003. The closing market value of our common stock on December 31, 2003, as reported on the NYSE, was $22.55. The amounts in this column have been calculated based on the difference between $22.55 and the applicable per share exercise price.

Benefit Plans

     Retirement Plan

      Our employees and the employees of Odyssey America and its subsidiaries, including executive officers, participate in the Odyssey America Reinsurance Corporation Restated Employees Retirement Plan (the “Retirement Plan”).

      The table below illustrates the approximate annual retirement benefits which would be payable at age 65 as a single life annuity with 10 years certain payment, based on the Average Final Compensation and years of credited service indicated, under the retirement plan and supplemental retirement plan to participants whose benefits are determined by the retirement plan formula and to participants in the Odyssey America Reinsurance Corporation Supplemental Retirement Plan (the “Supplemental Retirement Plan”) whose benefits are determined by reference to the formula under the predecessor defined benefit plan, before any offset for Social Security benefits.

      Participants who are eligible for retirement benefits under the predecessor plan will receive the higher benefit generated from the predecessor plan or the retirement plan. Additionally, as noted below, no additional benefits are accrued with respect to the years of service in excess of 30.

Estimated Annual Retirement Benefits

					Participants Whose Benefits
	Participants Whose Benefits are Determined by				are Determined by
	Retirement Plan Formula				Predecessor Plan Formula
	(Years of Credited Service)				(Years of Credited Service)
Final Average
Compensation	15	20	25	30	15 or More

$50,000	$14,250	$19,000	$23,750	$28,500	$30,000
100,000	28,500	38,000	47,500	57,000	60,000
150,000	42,750	57,000	71,250	85,500	90,000
200,000	57,000	76,000	95,000	114,000	120,000
250,000	71,250	95,000	118,750	142,500	150,000
300,000	85,500	114,000	142,500	171,000	180,000
350,000	99,750	133,000	166,250	199,500	210,000
400,000	114,000	152,000	190,000	228,000	240,000
450,000	128,250	171,000	213,750	256,500	270,000
500,000	142,500	190,000	237,500	285,000	300,000
550,000	156,750	209,000	261,250	313,500	330,000
600,000	171,000	228,000	285,000	342,000	360,000
650,000	185,250	247,000	308,750	370,500	390,000
700,000	199,500	266,000	332,500	399,000	420,000

					Participants Whose Benefits
	Participants Whose Benefits are Determined by				are Determined by
	Retirement Plan Formula				Predecessor Plan Formula
	(Years of Credited Service)				(Years of Credited Service)
Final Average
Compensation	15	20	25	30	15 or More

750,000	213,750	285,000	356,250	427,500	450,000
800,000	228,000	304,000	380,000	456,000	480,000
850,000	242,250	323,000	403,750	484,500	510,000
900,000	256,500	342,000	427,500	513,000	540,000
950,000	270,750	361,000	451,250	541,500	570,000
1,000,000	285,000	380,000	475,000	570,000	600,000

      Odyssey America maintains the Retirement Plan, which is a defined benefit pension plan intended to qualify under Section 401(a) and Section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Our benefits are funded solely through employer contributions. Employees of Odyssey America and its subsidiaries are eligible to participate in the Retirement Plan when they have completed one year of service and attain age 21, and become 100% vested in their benefits under the Retirement Plan when they complete five years of service with Odyssey America or any of its subsidiaries. The Retirement Plan provides a benefit upon retirement at the normal retirement age of 65 which, when expressed as a single life annuity with ten years certain payment, equals 1.9% of Average Final Compensation multiplied by the number of the participant’s years of service up to a maximum of 30. Average Final Compensation is the participant’s average monthly compensation (excluding overtime pay, commissions, bonuses or special pay) for the 60 highest consecutive calendar months in the last 120 months of participation in the Retirement Plan. A participant may elect to commence to receive benefits under the Retirement Plan when he attains age 55 and completes ten years of participation in the Retirement Plan. For each year that benefits commence prior to a participant attaining age 65, the age 65 benefit is reduced by 3%. Benefits under the Retirement Plan are normally payable in the form of a single life annuity with a ten year sum certain payment in the case of unmarried participants and in the form of an actuarially equivalent 50% joint and survivor annuity in the case of married participants. After retirement, benefits accrued prior to January 1, 2000 are increased in accordance with increases in the Consumer Price Index, but not by more than 4% in any calendar year. The Retirement Plan has no Social Security offset. Sections 401(a)(17) and 415 of the Code limit both the amount of a participant’s compensation which may be taken into account for purposes of calculating Average Final Compensation and the amount of benefits which may be paid from the Retirement Plan. To the extent that a participant’s Retirement Plan benefits are affected by such limitations, compensating benefits will be paid under the Supplemental Retirement Plan described below.

      Participants in the Retirement Plan are also eligible to participate in the Supplemental Retirement Plan which generally provides the benefits that would have been payable under the Retirement Plan but for limitations on benefits and includable compensation imposed by Sections 401(a)(17) and 415 of the Code. The Supplemental Retirement Plan also provides employees who had been covered by a predecessor to the Retirement Plan with the benefits they would have accrued under such predecessor plan if such predecessor plan had remained in effect, but only to the extent that such benefits exceed those payable under the Retirement Plan. Such predecessor plan provided a benefit upon retirement at the normal retirement age of 65 which, when expressed as a single life annuity with a ten year sum certain payment, is equal to 60% of a participant’s Average Final Compensation, as defined above, less 50% of such participant’s annual Social Security benefits. Under the predecessor plan, such age 65 benefit was reduced proportionately for less than 15 years of service with Odyssey America at termination of employment or, if termination of employment occurred before age 65, in proportion to the participant’s expected years of service with Odyssey America at age 65 that were not completed. A participant could elect to commence to receive such benefit at the same times and on the same terms and conditions, including the same reduction factor for early commencement, as the benefit under the Retirement Plan. The Supplemental Retirement Plan is not tax qualified under the Code, is funded by means of a rabbi trust, the assets of which would be available to creditors of Odyssey America in the event of its insolvency.

      With respect to each of the individuals named in the Summary Compensation Table, currently the estimated credited full years of service under the Retirement Plan and the Supplemental Retirement Plan are as follows: Mr. Barnard, 7 years; Mr. Wacek, 6 years; Mr. Troiano 2 years; Mr. Narciso, 21 years; and Mr. Smith, 8 years.

401(k) Excess Benefit Plan

      To the extent that a participant’s contributions and our matching contributions under the Odyssey America Reinsurance Corporation Profit Sharing Plan (the “Profit Sharing Plan”) are affected by certain limitations under the Code, compensating benefits are provided for eligible employees under the Odyssey America Reinsurance Corporation 401(k) Excess Plan (the “Excess Plan”). Participants in the profit sharing plan who have annual compensation at or in excess of the annual compensation limitations imposed by the Code may participate in the Excess Plan which provides benefits that would have been available to eligible employees under the Profit Sharing Plan but for the limitations imposed under the Code. Participant contributions to the Profit Sharing Plan and the Excess Plan are limited to a combined maximum of 10% of base salary, and matching contribution to a maximum of 4% of base salary. During the year ended December 31, 2003, the following matching contributions were made to the Excess Plan on behalf of the individuals named in the Summary Compensation Table: Mr. Barnard, $34,873; Mr. Wacek, $12,026; Mr. Troiano $10,469; Mr. Narciso, $2,940; and Mr. Smith, $3,378.

      The Excess Plan is not tax qualified under the Code and is funded by means of a rabbi trust, the assets of which would be available to creditors of Odyssey America in the event of its insolvency.

Compliance with Section 16(a) of the Exchange Act

      Under Section 16(a) of the Securities Exchange Act of 1934, as amended, our directors, executive officers, and any persons holding more than ten percent of our common stock are required to report to the Securities and Exchange Commission their initial ownership of our stock and any subsequent changes in that ownership. Based on a review of Forms 3, 4 and 5 under the Securities Exchange Act furnished to us and written representations made to us, we believe that during fiscal year 2003, our officers, directors and holders of more than 10 percent of our common stock filed all Section 16(a) reports on a timely basis during our fiscal year ending December 31, 2003.

Common Share Ownership by Directors and Executive Officers and Principal Stockholders

      The following table sets forth information with respect to the beneficial ownership of our capital stock as of March 5, 2004 by:

•	all those known by us to be beneficial owners of more than five percent of the outstanding shares of common stock;

•	our named executive officers;

•	each of our directors; and

•	all named executive officers and directors as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and investment control with respect to all shares beneficially owned.

	Shares Beneficially Owned

Name	Shares	Percent

TIG Insurance Group (1)	28,372,367	43.7%
TIG Insurance Company (1)	12,660,966	19.5%
ORH Holdings Inc. (1)	6,166,667	9.5%
Fairfax Financial (US) LLC (1)	4,300,000	6.6%
United States Fire Insurance Company (1)	800,000	1.2%
Fairfax Inc. (1)	64,400	*

Fairfax Subsidiaries Subtotal	52,364,400	80.6%

	Shares Beneficially Owned

Name	Shares		Percent

James F. Dowd
Vice Chairman	7,500	(2)	*
Andrew A. Barnard
President and Chief Executive Officer	256,552	(2)(3)(4)	*
Michael G. Wacek
Executive Vice President	128,788	(2)(3)	*
Charles D. Troiano
Executive Vice President and Chief Financial Officer	65,440	(2)(3)	*
Anthony J. Narciso, Jr.
Senior Vice President and Controller	20,983	(2)(3)	*
Donald L. Smith
Senior Vice President, General Counsel and Corporate Secretary	18,121	(2)(3)	*
Anthony F. Griffiths
Director	7,500	(2)(5)	*
Robbert Hartog
Director	2,500	(2)	*
Brandon W. Sweitzer
Director	2,250	(2)	*
Frank B. Bennett
Director	1,550	(2)	*

Directors and Executive Group Subtotal	511,184		0.6%
Total	52,875,584		81.1%

*	Represents less than 1 percent.

(1)	V. Prem Watsa, Chairman of our board of directors, controls The Sixty Two Investment Company Limited (“Sixty Two”), which owns subordinate and multiple voting shares representing 54.4% of the total votes attached to all classes of shares of Fairfax. Mr. Watsa himself beneficially owns and controls additional subordinate voting shares which, together with the shares owned by Sixty Two, represent 55.3% of the total votes attached to all classes of Fairfax’s shares. ORH Holdings Inc., Fairfax Financial (US) LLC, United States Fire Insurance Company and Fairfax Inc. are wholly owned subsidiaries of Fairfax. The principal office address of ORH Holdings Inc. and Fairfax Inc. is 300 First Stamford Place, Stamford, CT 06902 and of United States Fire Insurance Company is 305 Madison Avenue, P.O. Box 1943, Morristown, NJ 07962. TIG Insurance Company is a wholly owned subsidiary of TIG Insurance Group. TIG Insurance Group is a majority-owned subsidiary of Fairfax. The principal office address of Fairfax Financial (US) LLC, TIG Insurance Group and TIG Insurance Company is 5205 North O’Connor Blvd. Irving, TX 75039.

(2)	Shares subject to options currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Such shares are included for Messrs. Dowd — 7,500, Barnard — 20,000, Wacek — 7,500, Troiano —7,500, Narciso — 3,250, Smith — 3,250, F. Bennett, — 1,250, Griffiths — 2,500, Sweitzer — 1,250 and Hartog — 2,500, all of which options are exercisable within 60 days of March 5, 2004.

(3)	Includes restricted shares issued under our restricted share plan.

(4)	Includes approximately 55,556 shares purchased in our initial public offering using $1 million loaned by us on an interest free basis. See “Certain Relationships and Related Transactions — Management Indebtedness.”

(5)	Includes 5,000 shares held by Fourfourtwo Investments Limited, a company controlled by Mr. Griffiths.

Independent Public Accountants

      The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent accountants to audit our consolidated financial statements for the 2004 fiscal year. PricewaterhouseCoopers LLP has served as our independent accountants since our incorporation in March 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will be given the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions from the stockholders.

Audit Fees

      PricewaterhouseCoopers LLP has billed us $1,407,000 in fiscal year 2003 and $1,351,000 in fiscal year 2002, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees

      PricewaterhouseCoopers LLP has billed us $120,000 for services rendered in connection with the company’s sale, in the fourth quarter of 2003, of $225 million aggregate principal amount of 7.65% senior notes due 2013. During 2002, PricewaterhouseCoopers LLP billed us $155,000 for services rendered in connection with our sale, in June 2002, of $110 million aggregate principal amount of 4.375% convertible senior debentures due 2022. In addition, PricewaterhouseCoopers LLP has billed us $0 and $81,000 in the aggregate in fiscal years 2003 and 2002, respectively, for other accounting and auditing services.

Tax Fees

      PricewaterhouseCoopers LLP has billed us $117,000 in fiscal year 2003 and $175,000 in fiscal year 2002, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for domestic and international tax compliance and assistance with preparation of tax returns, tax advice, and tax planning.

All Other Fees

      PricewaterhouseCoopers LLP has billed us $35,000 in 2003 and $90,000 in 2002, in the aggregate, for products and services provided by PricewaterhouseCoopers LLP, other than the services reported above in the sections captioned “Audit Fees”, “Audit-Related Fees” and “Tax Fees”. The $35,000 related principally to actuarial services for one of our subsidiaries and review of internal control documentation and the $90,000 related to an actuarial opinion for one of our subsidiaries, an actuarial valuation for stock options and assistance in the search for a chief technology officer.

      The Audit Committee has considered whether PricewaterhouseCoopers LLP’s provision of services other than audit services is compatible with maintaining the independence of our outside auditors, and has found the provision of such services to be compatible with the auditor independence requirements.

Certain Relationships and Related Transactions

      Fairfax and some of its affiliates have engaged in certain transactions, and are parties to certain arrangements, with the Company.

Investment Agreements

      Odyssey America, Hudson Specialty Insurance Company (“Hudson Specialty”) and Newline Underwriting Management Ltd. (“Newline”) have entered into investment agreements (collectively, the “Agreement”) with Hamblin Watsa Investment Counsel Ltd. (“Hamblin Watsa”), a wholly owned subsidiary of Fairfax, and Fairfax, authorizing Hamblin Watsa and Fairfax to manage and administer an investment account on a continuous basis in accordance with our investment objectives. The annual fee payable is 0.20% of the total assets managed, calculated at the end of each quarter, based upon the average market value of the funds for the three preceding months. The Agreement provides for an annual incentive fee relating to the management of our equity securities account equal (subject to an annual maximum) to 10% of every percentage point of return in the equities account achieved in the relevant year in excess of the Standard & Poor’s 500 Index return plus 200 basis points, if the equities account has achieved such an excess on a cumulative basis from the inception of Hamblin Watsa’s management. An additional management fee of 10 basis points may be earned if the realized gains exceed 1% of the average investment portfolio in any given year, subject to cumulative realized gains on investments exceeding 1% of the average investment portfolio.

      Clearwater Insurance Company (“Clearwater”) (formerly known as Odyssey Reinsurance Corporation), and Hudson Insurance Company (“Hudson”), have entered into investment management agreements with Hamblin Watsa, authorizing Hamblin Watsa to manage an investment account on a continuous basis in accordance with our investment objectives. Under each of the agreements, the annual fee payable to Hamblin Watsa is 0.10% of the total assets managed, calculated at the end of each quarter based upon the average market value of the funds for the three preceding months. In addition, Hamblin Watsa receives an annual incentive fee relating to the management of our equity securities account equal (subject to an annual maximum) to 10% of every percentage point of return in the equities account achieved in the relevant year in excess of the Standard & Poor’s 500 Index return plus 200 basis points, if the equities account has achieved such an excess on a cumulative basis from the inception of Hamblin Watsa’s management.

      Clearwater and Hudson have each entered into an investment administration agreement with Fairfax, pursuant to which Fairfax agrees to provide specified investment administration services in return for an annual fee of 0.10% of the total assets managed under the investment management agreements described above, calculated and payable quarterly.

      These agreements may be terminated by either party on 30 days’ notice. For the year ended December 31, 2003, total fees of $13.3 million were paid by us for services under the investment management and investment administration agreements.

Debt Obligations

      In connection with the acquisition of Odyssey America and its subsidiaries, we issued a $200.0 million term note to a subsidiary of Fairfax. Under the terms of the term note, we had the right to prepay all or part of the principal amount outstanding under the term note at anytime without bonus or penalty. As a result of prepayments, the principal amount outstanding under the term note as of December 31, 2001 was $50.0 million. During 2002, we prepaid the remaining principal amount outstanding under the term note with proceeds from our offering in June 2002 of $110 million aggregate principal amount of 4.375% convertible senior debentures due 2022.

Management Indebtedness

      We provided an interest-free loan of $1.0 million to our President and Chief Executive Officer, Andrew A. Barnard, payable on August 31, 2006, to purchase shares of our common stock in our initial public offering in June 2001. The loan is secured by the shares of common stock Mr. Barnard purchased in the offering.

Guarantee of CTR

      Odyssey America has agreed, as of July 14, 2000, to guarantee the performance of all of the insurance and reinsurance contract obligations, whether incurred before or after the agreement, of Compagnie Transcontinentale de Réassurance (“CTR”), an affiliate, in the event CTR becomes insolvent and CTR is not otherwise indemnified under its guarantee agreement with a Fairfax affiliate. This guarantee was entered into as part of the redeployment of CTR’s business to Odyssey America. Fairfax has agreed to indemnify Odyssey America for all obligations under this guarantee. Odyssey America terminated the guarantee effective December 31, 2001, but remains ultimately liable for contracts entered into by CTR prior to the termination date. CTR was dissolved at the end of 2002, and an affiliate company is managing its assets and liabilities. We anticipate that the affiliate company managing the CTR assets and liabilities will meet all of its obligations in the normal course of business, and we do not anticipate making any payments under this guarantee that would require us to utilize the indemnification from Fairfax.

Guarantee of Falcon

      Odyssey America has agreed, as of April 1, 2002, to guarantee the prompt payment of all of the insurance contract obligations (the “Subject Contracts”), whether incurred before or after the agreement, of Falcon Insurance Company (Hong Kong) Limited (“Falcon”), an affiliate, in the event Falcon becomes insolvent. Fairfax has agreed to indemnify Odyssey America for all obligations under this agreement. Falcon has agreed to pay Odyssey America one percent of all gross earned premium associated with the subject business on a quarterly basis. During 2003, Falcon has paid $0.5 million to Odyssey America related to this agreement. We anticipate that Falcon will meet all of its obligations in the normal course of business and do not anticipate making any payments under this guarantee that will require us to utilize the indemnification from Fairfax.

      In addition, in connection with the guarantee, Falcon has granted Odyssey America an option (the “Option”) to assume a ten percent quota share reinsurance participation for a period of up to three years of all of Falcon’s liabilities under the Subject Contracts entered into by Falcon on or after the date of the exercise of the Option by Odyssey America. If the Option is exercised, the one percent fee will be cancelled during the term of the quota share reinsurance agreement.

Fairfax Insurance Coverage

      Fairfax purchases and maintains Directors’ and Officers’ Liability Insurance for the directors and officers of Fairfax and its subsidiaries, including us. This insurance forms part of a blended insurance program which provides a combined aggregate limit of liability of $150,000,000.

Registration Rights

      We have entered into a registration rights agreement with TIG Insurance Company (“TIG”) and ORH Holdings Inc. (“ORH Holdings”). The registration rights agreement includes rights to require us to register the offer and sale of shares of our common stock held by TIG and ORH Holdings on up to three different occasions. The registration rights agreement also includes the right to require us to include our common stock held by TIG and ORH Holdings in up to three future registration statements that we file with the Securities and Exchange Commission. We also provide TIG and ORH Holdings with the right to participate in any securities offerings by us in order to maintain their percentage ownership. These rights are subject to various conditions and limitations. We bear all expenses incurred in connection with these registrations, other than any underwriting discounts and commissions. Registration of shares of common stock upon the exercise of these registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933.

Tax Sharing Arrangements

      Prior to our initial public offering, Odyssey America and its subsidiaries (Odyssey Group) were included in the consolidated federal income tax returns of Fairfax Inc., as well as the consolidated or combined state income or franchise tax returns of Fairfax Inc.

Following our initial public offering, OdysseyRe became obligated to file a federal income tax return on behalf of itself and Odyssey Group and obligated to pay federal income taxes on behalf of itself and Odyssey Group on a consolidated basis. Odyssey Group remained liable for its share of taxes for periods Odyssey Group was included in the consolidated federal or state tax returns of Fairfax Inc. In addition, Odyssey Group will continue to be severally liable for the consolidated federal income tax liability of the group included in any federal consolidated return filed by Fairfax Inc. as the common parent. Prior to the completion of our initial public offering, OdysseyRe, on behalf of itself and Odyssey Group, entered into a tax allocation agreement with Fairfax Inc. to provide for the computation and payment of consolidated federal income tax liability and consolidated or combined state income or franchise tax liabilities for taxable periods in which Odyssey Group was included in the consolidated or combined federal or state tax return filed by Fairfax Inc. Under the tax allocation agreement, for periods in which Odyssey Group was included in the consolidated or combined federal or state tax returns filed by Fairfax Inc., Odyssey Group will be allocated its share of the group’s tax liability generally determined as if Odyssey America and its subsidiaries each had filed federal and state tax returns on a separate company basis.

      In March 2003, Fairfax, increased its interest in OdysseyRe to approximately 80.6%. This enabled OdysseyRe to be included in Fairfax Inc.’s consolidated federal tax returns. As a result of Fairfax’s increased ownership in OdysseyRe, OdysseyRe is subject to obligations under the tax allocation agreement described above for taxable periods in which OdysseyRe is included in the consolidated or combined federal or state tax return filed by Fairfax Inc.

Tax Services Arrangements

      Each of Odyssey America, Clearwater, Hudson and the Company have entered into tax services agreements with Fairfax Inc. Under the agreements, we obtain tax consulting and compliance services from Fairfax. The fees under the agreements are payable quarterly and include a total fixed base fee for all entities of $50,000 per quarter and a variable fee component that includes third party outside fees incurred on behalf of us. Upon mutual agreement by both parties, the quarterly base fee may be adjusted for changes in services provided or costs incurred. The agreements are automatically renewed beginning January 1, 2002, for successive one year terms unless terminated earlier as provided for under the agreements. The agreements may be terminated without cause by either party giving the other party 90 days’ written notice. The fees payable under the agreements are approximately equivalent to Fairfax’s cost in providing these services.

Stop Loss Agreement

      Under an agreement effective December 31, 1995, Clearwater and Hudson retroceded and nSpire Re Limited (formerly known as ORC Re Limited), a Fairfax subsidiary, agreed to reinsure 100% of Clearwater’s and Hudson’s net incurred losses plus cumulative net incurred uncollectible reinsurance recoverables, calculated on a loss incurred basis, for accident years 1995 and prior, in excess of approximately $929 million, subject to a cumulative aggregate limit of $175.0 million. Fairfax has agreed to indemnify pursuant to an indemnification agreement dated March 22, 2001 Clearwater and Hudson for any failure by nSpire Re Limited to fulfill its obligations under this agreement.

Blanket Assumption Endorsement Agreement

      Clearwater has agreed to allow Ranger Insurance Company, a subsidiary of Fairfax, to attach an assumption of liability endorsement to its policies where required. The agreement applies to endorsements issued from July 1, 1999 to the termination of the agreement. The agreement will terminate upon Ranger receiving an A.M. Best rating of A- or better, Ranger ceasing to be under the control of Fairfax, or either party giving the other party 30 days’ notice. Following termination of the agreement, Clearwater will remain liable for any losses occurring prior to the effective date of the termination, pursuant to the terms of the endorsements. While Clearwater’s potential exposure in connection with these endorsements is not reasonably quantifiable at this time, we deem it to be immaterial, as Fairfax has agreed to indemnify Clearwater for any obligation under this agreement. The Company anticipates that Ranger will meet all of its obligations in the normal course of business, and Clearwater does not anticipate making any payments under this guarantee that would require Clearwater to utilize the indemnification from Fairfax.

Deadline for Receipt of Stockholder

Proposals for 2005 Annual Meeting

      If you would like to submit a proposal for our 2005 annual meeting to be included in our proxy statement and form of proxy for our 2005 annual meeting, the proposal must be received by November 25, 2004. You should address your proposal to Donald L. Smith, Senior Vice President, General Counsel and Corporate Secretary, Odyssey Re Holdings Corp., 140 Broadway, 39th Floor, New York, New York 10005.

      If you would like to submit a proposal for a meeting of stockholders other than a regularly scheduled annual meeting, the proposal must be received within a reasonable time before we begin to print and mail our proxy materials in relation to that meeting.

      A notice of a stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely unless such notice is submitted to OdysseyRe no later than December 24, 2004.

By Order of the Board of Directors of
Odyssey Re Holdings Corp.

Donald L. Smith
Senior Vice President, General Counsel and Corporate Secretary

Report of the Audit Committee

      The management of Odyssey Re Holdings Corp. (the “Company”) has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

      The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discuss with the Audit Committee any issues they believe should be raised with us.

      This year, we reviewed the Company’s audited financial statements and met separately with both management and PricewaterhouseCoopers LLP, the Company’s independent auditors, to discuss and review those financial statements and reports prior to issuance. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

      We have received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. We also discussed with PricewaterhouseCoopers LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accounts to the extent applicable. We have implemented a procedure to monitor auditor independence and discussed with the auditors their independence.

      Based on these reviews and discussions, we recommended to the board of directors of the Company (the “Board of Directors”) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

      The Board of Directors has adopted a written charter setting out the audit related functions the Audit Committee is to perform, a copy of which is included as Appendix A to the proxy statement of which this report forms a part.

Frank B. Bennett

Anthony F. Griffiths
Robbert Hartog
Brandon W. Sweitzer

Report of the Compensation Committee of the Board

on Executive Compensation

Overview

      The Compensation Committee is a standing committee of our board of directors, comprised of directors who are independent of our management, whose primary objective is to oversee, administer, review and approve compensation for our executive officers, make recommendations to the board of directors with respect to non-Chief Executive Officer compensation, incentive compensation plans and equity-based plans, and review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate the performance of our Chief Executive Officer in light of those goals and objectives, and determine and approve the compensation of the Chief Executive Officer based on such evaluation.

Executive Compensation Philosophy

      The Compensation Committee has designed our executive compensation program to align our compensation practices with the achievement of our financial goals and key business objectives. We seek to link certain components of executive compensation to the achievement of certain pre-determined individual and company performance goals.

Components of Executive Compensation

      The compensation for our executive officers generally consists of base salary, annual bonus incentive and restricted stock and stock option awards. The Compensation Committee assesses the past performance and/or anticipated future contribution of each executive officer in establishing the total amount and mix of each element of compensation.

Base Salary

      The salaries of Messrs. Barnard, our President and Chief Executive Officer (“CEO”), Wacek and Troiano in 2003 were based upon employment agreements we have entered into with each such executive officer and amounted to $1,000,000, $450,000, and $412,500, respectively. The salaries of our executive officers who do not have employment agreements are determined annually by the Compensation Committee and annual base salary increases for all executives (including those with employment agreements) will be determined by an evaluation of factors which may include individual performance and comparisons with salaries paid at comparable companies in our industry.

      The Compensation Committee places considerable weight upon the recommendations of the CEO in the case of the other executive officers. However, all awards of compensation, for the CEO and the other executive officers, are ultimately based upon the Compensation Committee’s judgment regarding the individual executive officer’s performance and made to reflect our compensation philosophy for executive officers. In this regard, the Compensation

Committee takes into account whether each particular payment or award would provide an appropriate reward and incentive for his or her contribution to our long-term profit performance and return to our stockholders.

Long-Term Incentive Plan

      The Odyssey Re Holdings Corp. Long-Term Incentive Plan permits the Compensation Committee to provide annual cash awards to certain employees upon the attainment of performance goals established by the Compensation Committee. Generally, employees at the assistant vice president level and above are eligible to participate in the plan. Performance goals may include, without limitation, any combination of financial, non-financial and individual performance goals. Prior to the beginning of each plan year, or within 90 days from the beginning of such plan year, the Compensation Committee will approve the performance goals for the plan year. We utilize a combined ratio, which is a combination of an underwriting expense ratio and a claims/claims adjustment expense ratio, as a financial performance measure under our long-term incentive plan to determine the applicable performance goals.

      We have established the goals and measurements associated with the long-term incentive plan to align executive pay with achievement of our critical strategies and operating goals and the satisfaction of certain pre-determined performance goals. The target bonuses for executive officers were set at 100% of base salary for the Chief Executive Officer and ranged from 50% to 100% of base salary for the others.

      Bonus opportunities with respect to fiscal year 2003 were based upon each executive officer’s position and the degree to which we achieved certain pre-determined performance goals related to our loss and loss adjustment expense ratio, underwriting expense ratio, and combined ratio. Under the long-term incentive plan in fiscal year 2003, Mr. Barnard, as CEO, was paid a bonus of $750,000, equal to 75% of his base salary. The other executive officers were paid bonuses ranging from approximately 40% to 85% of base salary.

Restricted Stock and Stock Option Awards

      Awards of shares of restricted stock and stock options are designed to align the interests of executives with the long-term interests of our stockholders. The Compensation Committee believes that awards of shares of restricted stock and stock options directly motivate our executive officers to maximize long-term stockholder value. The shares of restricted stock and stock options also utilize vesting periods in order to encourage these key employees to continue in our employ. The Compensation Committee determines the number of shares of restricted stock and stock options to be granted based upon factors including our business plans, the executive’s level of responsibility, compensation level, and individual performance.

CEO’s Compensation

      In connection with our initial public offering, in 2001 we entered into an amended and restated employment agreement with Mr. Barnard that modified an existing agreement between Mr. Barnard and Fairfax. The agreement provides Mr. Barnard with an annual base salary of $1 million. Pursuant to this agreement, Mr. Barnard received $1,000,000 during fiscal year 2003. As noted, the Compensation Committee determined Mr. Barnard’s bonus under the long-term incentive plan for fiscal year 2003 in part based upon our attainment of certain pre-determined performance goals related to our loss and loss adjustment expense ratio, underwriting expense ratio, and combined ratio. In addition, during fiscal year 2003, Mr. Barnard was granted 30,000 stock options to purchase shares of our common stock at an exercise price of $19.65. In determining the long-term incentive component of Mr. Barnard’s compensation, the Compensation Committee considered our performance and relative stockholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies, and the awards given to Mr. Barnard in past years.

Policy Regarding Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation payments to its executive officers. This section also provides for certain exemptions to the limitations, specifically compensation that is performance based within the meaning of Section 162(m). The Compensation Committee has generally endeavored to structure our executive compensation plans to achieve deductibility under Section 162(m) with minimal sacrifice in flexibility and objectives. However, deductibility is not the sole factor used in designing and determining appropriate compensation. The Compensation Committee may, in its discretion, enter into compensation arrangements that are not deductible under Section 162(m).

Conclusion

      The Compensation Committee believes that long-term stockholder value is enhanced by company and individual performance and achievement. The compensation plans that the Compensation Committee has adopted for our executive officers are based on achievement of performance goals, as well as competitive pay practices. The Compensation Committee believes that one of its most important functions in serving the interests of the stockholders is to attract, motivate and retain talented executive officers in this competitive environment. In this regard, equity compensation in the form of awards of shares of restricted stock and stock options is vital to this objective and, therefore, to the long-term success of OdysseyRe.

Frank B. Bennett

Anthony F. Griffiths
Robbert Hartog
Brandon W. Sweitzer

Performance Graph

      The following graph compares the cumulative total return to stockholders of OdysseyRe (assuming reinvestment of dividends) from June 14, 2001, the date when our shares were first traded on the NYSE, through December 31, 2003, with the cumulative total return of the Standard & Poor’s 500 Property & Casualty Insurance Index and the cumulative total return of the Standard & Poor’s 500 Composite Index.

Cumulative Total Return to Stockholders

Value of $100 Invested on June 14, 2001(1)(2)

	June 14,	December 31,	December 31,	December 31,
	2001	2001	2002	2003

OdysseyRe	$100	$103.06	$103.67	$132.76
S&P 500 Property & Casualty	$100	$89.67	$79.79	$100.87
S&P 500 Index	$100	$94.79	$73.84	$95.02

(1)	Assumes $100 invested on June 14, 2001 in shares of OdysseyRe common stock, the Standard & Poor’s 500 Property & Casualty Insurance Index, and the Standard & Poor’s 500 Composite Index.

(2)	Based on the closing price of shares of OdysseyRe common stock on the dates shown on the NYSE and on information provided by Standard and Poor’s.

APPENDIX A

ODYSSEY RE HOLDINGS CORP.

AUDIT COMMITTEE CHARTER

Purpose

      The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Odyssey Re Holdings Corp. (the “Company”) in fulfilling its responsibilities to oversee the Company’s financial reporting process and audits of the financial statements.

      The Committee is responsible for assisting the Board’s oversight of (1) the integrity of the Company’s financial statements and related disclosure, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal and independent auditors.

Clarification of Audit Committee’s Role

      It is the responsibility of executive management of the Company to prepare financial statements in accordance with generally accepted accounting principles (“GAAP”) and of the Company’s independent auditors to audit those financial statements. The Committee’s responsibility is one of oversight and in carrying out its responsibility, the Committee is not providing any expert or other special assurance as to the Company’s financial statements. Therefore, each member of the Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside the Company from whom he or she receives information, and the accuracy of the financial and other information provided to the Committee by such persons or organizations.

Composition

1.	Members. The Committee shall be comprised of that number of directors as the Board shall determine from time to time, such numbers not to be fewer than three. The members of the Committee shall be appointed annually by the Board.

2.	Qualifications. Each member of the Committee shall meet all applicable independence, financial literacy and other requirements of law and the New York Stock Exchange (the “Exchange”). At least one member of the Committee must meet the applicable Securities and Exchange Commission definition of audit committee financial expert.

3.	Chair. The Board may appoint a Chair of the Committee.

4.	Removal and Replacement. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board.

Authority

      In discharging its oversight responsibilities, the Committee shall have unrestricted access to the Company’s management, books, records, facilities and personnel. The Committee shall have the authority to retain outside counsel, auditors or other advisors, in its sole discretion. The Company shall provide the Committee with appropriate funding for payment of compensation to such counsel, auditors or other advisors and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Operations

1.	Meetings. The Committee shall meet at least four times annually at such times as the Committee shall designate. The Committee shall meet separately, periodically, with management, the general counsel, the internal auditors and the independent auditor in executive sessions.

2.	Agenda. The Committee or the Chair, if any, shall develop and set the Committee’s agenda, in consultation with other members of the Committee, the Board and management. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

3.	Report to Board. The Committee shall report regularly to the entire Board its conclusions with respect to the matters that the Committee has considered and shall submit to the Board the minutes of its meetings.

4.	Self-Evaluation. The Committee shall conduct an annual performance self-evaluation and shall report to the entire Board the results of the self-evaluation.

Authority and Duties

Independent Auditor’s Qualifications and Independence

1.	The Committee shall be directly responsible for the appointment, retention, compensation and oversight of the work of the independent auditor employed by the Company to audit its financial statements.

2.	The Committee shall have the sole authority to preapprove any non-audit services to be provided by the independent auditor. The Committee shall review with the lead audit partner whether any of the audit team members receive any discretionary compensation from the audit firm with respect to non-audit services performed by the independent auditor.

3.	The Committee shall obtain and review with the lead audit partner and a more senior representative of the independent auditor, annually or more frequently as the Committee considers appropriate, a report by the independent auditor describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry, review or investigation by governmental, professional or other regulatory authorities, within the preceding five years, respecting independent audits carried out by the independent auditor, and any steps taken to deal with these issues; and (to assess the independent auditor’s independence) all relationships between the independent auditor and the Company. The Committee shall, in addition to assuring the regular rotation of the lead audit partner, consider whether there should be regular rotation of the audit firm.

4.	The Committee shall review the experience, qualifications and performance of the senior members of the independent auditor team.

5.	The Committee shall preapprove the hiring of any employee or former employee of the independent auditor who was a member of the Company’s audit team during the preceding two fiscal years. In addition, the Committee shall preapprove the hiring of any employee or former employee of the independent auditor (within the preceding two fiscal years) for senior positions within the Company, regardless of whether that person was a member of the Company’s audit team.

Financial Statements and Related Disclosure

1.	The Committee shall review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before the filing of the Company’s Form 10-K or Form 10-Q, as applicable.

2.	The Committee shall discuss earnings press releases with management. The Committee shall review generally with management the nature of the financial information and earnings guidance provided to analysts and rating agencies.

3.	The Committee shall review with the independent auditor: (a) all critical accounting policies and practices to be used by the Company in preparing its financial statements, (b) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (c) other material communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences. In addition, the Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

4.	The Committee shall review with management, and any outside professionals as the Committee considers appropriate, the effectiveness of the Company’s disclosure controls and procedures.

5.	The Committee shall review with management, and any outside professionals as the Committee considers appropriate, important trends and developments in financial reporting practices and requirements and their effect on the Company’s financial statements.

6.	Based upon the reviews and discussions, the Committee shall prepare the report required by the Securities and Exchange Commission for inclusion in the Company’s proxy statement.

Performance of the Internal Audit Function and Independent Auditors

1.	The Committee shall review with management, the internal auditor and the independent auditor the scope, planning and staffing of the proposed audit for the current year. The Committee shall also review the internal audit function’s organization, staffing, budget, responsibilities, plans and results. In addition, management shall consult with the Committee on the appointment, replacement, reassignment or dismissal of the principal internal auditor.

2.	The Committee shall review with management, the internal auditor and the independent auditor the quality, adequacy and effectiveness of the Company’s internal controls and any significant deficiencies or material weaknesses in internal controls.

3.	The Committee shall review the Company’s policies with respect to risk assessment and risk management.

Compliance with Legal and Regulatory Requirements

1.	The Committee shall review with management, and any internal or external counsel as the Committee considers appropriate, any legal matters (including the status of pending litigation) that may have a material impact on the Company and any material reports or inquiries from regulatory or governmental agencies.

2.	The Committee shall review with the general counsel the adequacy and effectiveness of the Company’s procedures to ensure compliance with its legal and regulatory responsibilities. The Committee shall also review the legal and compliance function’s organization, responsibilities, plans, results, budget and staffing.

3.	The Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or potential violations of law and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters or potential violations of law.

4.	The Committee shall obtain reports from management, the internal auditor and the independent auditor regarding compliance with all applicable legal and regulatory requirements, including the Foreign Corrupt Practices Act.

      The foregoing are the general responsibilities of the Committee and are set forth only for its guidance. The Committee may diverge from these responsibilities and may assume such other responsibilities as it deems necessary or appropriate in carrying out its oversight functions. The Committee shall have the power to delegate its authority and duties to subcommittees or individual members of the Committee as it deems appropriate.

ODYSSEY RE HOLDINGS CORP.

This Proxy is solicited on behalf of the Board of Directors

      Andrew A. Barnard and Charles D. Troiano, and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution to vote and act as proxy with respect to all shares of Common Stock, $.01 par value, of ODYSSEY RE HOLDINGS CORP. (the “Company”) standing in the name of the undersigned on the Company’s books at the close of business on March 5, 2004, at the Annual Meeting of Stockholders to be held at The Yale Club, 50 Vanderbilt Ave., New York, New York 10017 at 9:00 a.m., local time, on April 21, 2004, or at any adjournment(s) or postponement(s) thereof, as follows on the reverse side.

      The powers hereby granted may be exercised by either of said attorneys or proxies or their substitutes present and acting at the above-described Annual Meeting of Stockholders or any adjournment(s) thereof, or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

      This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.

(Continued and to be signed on reverse side)

ODYSSEY RE HOLDINGS CORP.
P.O. Box 11086
New York, New York 10203-0086

IF YOU CONSENTED TO RECEIVE PROXY MATERIALS VIA THE INTERNET

ODYSSEY RE HOLDINGS CORP.’S PROXY STATEMENT AND ANNUAL REPORT
ARE AVAILABLE ON ITS WEBSITE AT: WWW.ODYSSEYRE.COM

Please Mark, Sign, Date, and Return the Proxy Promptly Using the Enclosed Envelope.

Votes MUST be indicated (x) in Black or Blue ink.  ☒

The board of directors recommends a vote “FOR” the proposal.

1. ELECTION OF DIRECTORS: FOR ALL ☐	WITHHOLD FOR ALL ☐	*EXCEPTIONS ☐

Nominees: V. Prem Watsa, James F. Dowd, Andrew A. Barnard, Frank B. Bennett, Anthony F. Griffiths, Robbert Hartog, Brandon W. Sweitzer

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the
“Exceptions” box and write that nominee’s name on the space provided below.)

    *Exceptions

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

To change your address, please mark this box.	☐
If you consent to use Odyssey Re Holdings Corp.’s Internet site to receive all future Annual Reports and Proxy Statements (Electronic Distribution), please mark this box.	☐
To include any comments, please mark this box.	☐

SCAN LINE

(Please sign proxy as name appears on corporate records. Joint owners should each sign personally. Trustees and other signing in a representative capacity should indicate the capacity in which they sign.)

Date Share Owner sign here Co-Owner sign here